www.TractorSupply.com

TRACTOR SUPPLY COMPANY EXTENDS CEO GREG SANDFORT’S CONTRACT
Tractor Supply Board of Directors is actively engaged in search for Sandfort’s successor

Brentwood, TN, August 23, 2019 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, announced today that it has extended the employment contract with its Chief Executive Officer, Greg Sandfort. The Board has retained Egon Zehnder, an executive search firm, as part of its ongoing CEO succession planning process. Mr. Sandfort will continue to serve as CEO until a successor is appointed and will assist in the transition. His contract was extended for a period of up to one year.

“Under Greg Sandfort’s leadership, Tractor Supply has delivered exceptional financial results and built a deep and talented management team. Given Greg’s track record of success, it is clear that the Company and our shareholders will be best served by his continued leadership as the Board conducts the process of identifying a successor to lead Tractor Supply’s continued growth and success,” said Cynthia Jamison, Tractor Supply’s Chairman of the Board.

The Company also announced that Steve Barbarick, President and Chief Operating Officer, has resigned effective today, August 23, 2019.

“In his two decades with Tractor Supply, Steve has made numerous valuable contributions to the growth and success of the Company. On behalf of the entire Tractor Supply team, we thank him and wish Steve and his family the very best in the future,” said Mr. Sandfort.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With nearly 30,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At June 29, 2019, the Company operated 1,790 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 29, 2019, the Company operated 177 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
Certain statements contained in this press release are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended.  Forward-looking statements may be identified by words such as “future,” “may,” “will,” “anticipate” or other comparable terminology.  Such statements include, but are not limited to, statements about the Company’s expected growth, future success, strategy, plans, intentions, or beliefs about future occurrences or results. Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. All of the forward-looking statements are also qualified by the cautionary statements contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.